EXHIBIT 10.20

Confidential

July 14, 2011

David N. Strohm

[Address]

Dear David:

On behalf of Imperva, Inc. (the “Company”), I am pleased to inform you that the Company’s Board of Directors (the “Board”) is interested in having you serve as a member of the Board and as a member of the Board’s Audit Committee. If all necessary Board and stockholder action is taken, the Company is prepared to offer you the compensation described below in exchange for your performance of certain duties as a director.

If elected as a member of the Board, you will be offered the opportunity to purchase 100,000 of Company’s Common Stock under the Company’s Stock Option Plan (the “Initial Shares”), as amended from time to time (the “Plan”), a copy of which will be furnished to you. We expect that you will be appointed to the Board at the Board meeting to be held on August 17, 2011 and at this meeting the purchase of the Initial Shares would be approved by the Board. The Initial Shares shall vest as follows: 25% of the Initial Shares shall vest after 12 months of service on the Board and the remainder of the Initial Shares shall vest in 36 equal monthly installments as you continue service on the Board. Such vesting shall commence as of your election to the Board. The vesting of your Initial Shares shall accelerate fully upon a change of control of the Company pursuant to and in accordance with the terms of the Plan. In addition, you will be offered the opportunity to purchase an additional 50,000 shares of the Company’s Common Stock in connection with the Company’s proposed initial public offering (the “Subsequent Shares”). The Subsequent Shares shall not be subject to vesting. Finally, in connection with the Company’s proposed initial public offering, the Company intends to implement a compensation policy for members of the Board and you will participate in the program we implement.

For so long as you are a member of the Board, the Company will reimburse you for your reasonable out-of-pocket expenses, including reasonable travel expenses, incurred in attending Company Board meetings and committee meetings and in carrying out your duties as a director or committee member.

You understand that, if elected, you will serve on the Board at the pleasure of the stockholders of Company. You know of no reason why you would be precluded from serving as a member of the Board or any of its committees, either because of existing competition restrictions or fiduciary duty obligations or otherwise.

On behalf of the Company, we are excited about the possibility of having you join us at this critical juncture in our growth and development.

Sincerely,

Shlomo Kramer,
Chief Executive Officer

Acknowledged and agreed to on

this 14th day of July, 2011

/s/ David N. Strohm
David N. Strohm